Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS

2012 FIRST QUARTER RESULTS AND ANNOUNCES

SECOND QUARTER 2012 GUIDANCE

Cudahy, WI – May 2, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three months ended March 31, 2012.

Roadrunner’s summary financial results for the three months ended March 31 are highlighted below. First quarter diluted income per share available to common stockholders increased 78.6% over the prior year to $0.25.

(In thousands, except per share data)	Three months ended March 31,
	2012	2011
Total revenues	$236,574	$171,158

Net revenues (total revenues less purchased transportation costs)	$69,543	$40,791
Depreciation and amortization	1,960	829
Other operating expenses	52,805	32,169
Acquisition transaction expenses	138	214

Operating income	$14,640	$7,579

Net income available to common stockholders	$7,931	$4,400
Weighted average diluted shares outstanding	32,129	31,391
Diluted income per share available to common stockholders	$0.25	$0.14

2012 First Quarter Results

In discussing the company’s first quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,

“Strong performance across all of our business segments generated first quarter revenue growth of 38.2% and net revenue growth of 70.5%. Our operating income growth of 93.2% outpaced revenue growth despite the effects of higher fuel prices on revenues and operating costs. Operating income for the first quarter of 2012 represented the best quarter in the history of the company. Our operating ratio improved 180 basis points to 93.8% from 95.6%.

“LTL revenues increased $18.3 million, or 18.2%, from the prior year as a result of new customer growth, expansion into new markets, and existing customer growth in the first quarter. The new customer growth and market expansion during the first quarter also drove a tonnage increase of 11.0% over the prior year. Revenue per hundred-weight increased 6.2% over the prior year, including 2.3% related to fuel. Our LTL operating ratio improved to 92.9% in the first quarter from 95.2% in the first quarter of 2011. Our initiatives to penetrate new customers, expand into new geographic regions, build density and enhance productivity resulted in a net revenue margin improvement from 24.8% in the fourth quarter of 2011 to 25.8% in the first quarter of 2012. We expect these continued and new initiatives to improve our operating ratio as we move forward.

“TL revenues grew by $43.5 million, or 79.6%, from the prior year. Revenues from our 2011 acquisitions accounted for $39.8 million of the increase, with the balance of $3.7 million representing organic growth of 6.7%. Organic growth in our refrigerated business was reduced by the impact of crop failures in the Northeast. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 127.1% increase in our TL operating income and an improvement in our TL operating ratio to 94.2% from 95.4% in the first quarter of 2011.

“For our TMS business, revenue grew $4.2 million, or 25.2%, from the prior year. Organic growth and pricing accounted for $3.5 million of the increase, with the balance related to our late February 2012 acquisition of Capital Transportation Logistics. The operating leverage associated with this growth led to a 67.7% increase in TMS operating income. Our TMS operating ratio improved to 89.3% from 92.0% in the first quarter of 2011.”

2012 Second Quarter Guidance

In commenting on guidance for the second quarter of 2012, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the second quarter to be in the range of $260 million to $275 million representing an increase of 25% to 32% from the second quarter of 2011. Further, we expect diluted income per share available to common stockholders to be between $0.30 and $0.33, compared to diluted income per share available to common stockholders of $0.24 in the prior year quarter.”

2012 First Quarter Segment Information

Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

LTL revenues including fuel increased 18.2% to $119 million for the first quarter of 2012 from $100.7 million for the first quarter of 2011. LTL net revenues for the first quarter of 2012 were $30.7 million, or 25.8% of LTL revenues, compared to $25.5 million, or 25.4% of LTL revenues, for the first quarter of 2011. LTL operating income was $8.5 million, or 7.1% of LTL revenues, for the first quarter of 2012 compared to $4.9 million, or 4.8% of LTL revenues, for the first quarter of 2011.

Summary LTL operating statistics for the three months ended March 31 are shown below.

	Three Months Ended March 31,
	2012	2011	% Change
Operating ratio	92.9%	95.2%
Tonnage (in thousands of tons)	316.1	284.8	11.0%
Shipments (in thousands)	486.9	431.8	12.8%
Revenue per hundredweight (incl. fuel)	$18.82	$17.72	6.2%
Revenue per hundredweight (excl. fuel)	$15.37	$14.79	3.9%
Weight per shipment (lbs.)	1,298	1,319	(1.6%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.22	1.6%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

For the TL segment, revenues increased 79.6% to $98.0 million for the first quarter of 2012 from $54.6 million for the first quarter of 2011. The improvement was primarily due to increases in market pricing and load growth, the expansion of Roadrunner’s TL brokerage agent network, and the acquisitions of Morgan Southern, Bruenger Trucking and Prime Logistics. For the first quarter, Morgan Southern, Bruenger Trucking and Prime Logistics collectively contributed incremental revenues of $39.8 million to the TL segment. Overall, TL net revenues for the first quarter of 2012 were $33.1 million, or 33.8% of TL revenues, compared to $10.8 million, or 19.8% of TL revenues, for the first quarter of 2011. TL operating income was $5.7 million, or 5.8% of TL revenues, for the first quarter of 2012 compared to $2.5 million, or 4.6% of TL revenues, for the first quarter of 2011.

For the TMS segment, revenues for the first quarter of 2012 increased 25.2% to $20.7 million from $16.5 million for the first quarter of 2011. TMS net revenues for the first quarter of 2012 were $5.7 million, or 27.7% of TMS revenues, compared to $4.5 million, or 27.0% of TMS revenues, for the first quarter of 2011. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth and the acquisition of Capital Transportation Logistics. For the first quarter, Capital Transportation Logistics contributed revenue of $0.7 million to the TMS segment. TMS operating income was $2.2 million, or 10.7% of TMS revenues, for the first quarter of 2012, compared to $1.3 million, or 8.0% of TMS revenues, for the first quarter of 2011.

Conference Call

A conference call is scheduled for Wednesday, May 2, 2012 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-788-0538 (U.S.) or 857-350-1676 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 99056338. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner’s website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through May 9, 2012, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 13026848. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect Roadrunner’s current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in Roadrunner’s most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenues	$236,574	$171,158
Operating expenses:
Purchased transportation costs	167,031	130,367
Personnel and related benefits	26,733	17,735
Other operating expenses	26,072	14,434
Depreciation and amortization	1,960	829
Acquisition transaction expenses	138	214

Total operating expenses	221,934	163,579

Operating income	14,640	7,579

Interest expense:
Interest on long-term debt	1,798	433
Dividends on preferred stock subject to mandatory redemption	49	50

Total interest expense	1,847	483

Income before provision for income taxes	12,793	7,096

Provision for income taxes	4,862	2,696

Net income available to common stockholders	$7,931	$4,400

Earnings per share available to common stockholders:
Basic	$0.26	$0.15

Diluted	$0.25	$0.14

Weighted average common stock outstanding:
Basic	30,742	30,167

Diluted	32,129	31,391

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share amounts)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$905	$3,315
Accounts receivable, net	109,375	102,358
Deferred income taxes	8,840	9,472
Prepaid expenses and other current assets	17,926	16,400

Total current assets	137,046	131,545

PROPERTY AND EQUIPMENT, NET	30,065	28,447

OTHER ASSETS:
Goodwill	370,460	364,347
Intangible assets, net	10,070	10,381
Other noncurrent assets	10,051	8,633

Total other assets	390,581	383,361

TOTAL ASSETS	$557,692	$543,353

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$14,000	$14,000
Accounts payable	51,772	50,245
Accrued expenses and other liabilities	21,257	19,480
Preferred stock subject to mandatory redemption	—	5,000

Total current liabilities	87,029	88,725

LONG-TERM DEBT, net of current maturities	129,000	122,500
OTHER LONG-TERM LIABILITIES	36,619	36,175

Total liabilities	252,648	247,400

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,817 and 30,147 shares issued and outstanding	308	307
Additional paid-in capital	267,634	266,475
Retained earnings	37,102	29,171

Total stockholders’ investment	305,044	295,953

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$557,692	$543,353

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com